Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
MiMedx Group, Inc.
Marietta, Georgia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8, (No. 333-153255, 333-183991, 333-189784, 333-199841, and 333-211900) of MiMedx Group, Inc. of our reports dated July 6, 2020 relating to the consolidated financial statements, and the effectiveness of MiMedx Group, Inc.'s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of MiMedx Group, Inc.’s internal control over financial reporting as of December 31, 2019.

/s/ BDO USA, LLP
Atlanta, Georgia

July 6, 2020